U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    April 26, 2010

THERMODYNETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10707	06-1042505
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

651 Day Hill Road, Windsor, Connecticut	06095
(Address of principal executive offices)	(Zip Code)

860-683-2005
(Registrant's telephone number)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2010 the Company entered into an agreement for the sale and purchase of 3,400,000 ordinary shares (the "Shares") of Turbotec Products Plc ("Turbotec") between the Company, as the seller, and the Buyers, identified in the next paragraph, dated as of April 26, 2010 (the "Purchase Agreement").

The Buyers are:  (I) Execuzen Ltd., a company incorporated under the laws of England and Wales with company number 3777278 whose registered office is in London, England; (II) Burlington Holdings, Inc. a company incorporated in the State of Nevada with its principal offices in Henderson, NV; and (III) Joseph DeSena of Pittsfield, VT (collectively the “Buyers”).

Article 3 of the Purchase Agreement provides for the sale of the Shares for the purchase price of twenty-five hundredths of one (£0.25) pound sterling per share, for an aggregate purchase price of eight hundred fifty thousand (£850,000) pounds sterling which at today's exchange rate converts into approximately one million three hundred thousand ($1,300,000) dollars before fees and transaction expenses.

The purchase price will be paid as follows:  an initial payment of £425,000 was paid at the initial closing on April 26, 2010, to be followed by the First Deferred Payment of £212,500 due on or before July 26, 2010, and the Second Deferred payment of £212,500 to be paid on or before October 26, 2010.

Pursuant to Article 4 of the Purchase Agreement, the purchase price is subject to adjustment in favor of the Buyers in the event the Company is awarded in excess of $750,000 in its London litigation against Turbotec combined with an adjustment with respect to the results of the US litigation of Turbotec against the Company.  Any award in excess of $750,000 in favor of the Company will adjust the purchase price downwards at a rate equal to 50% of the excess award.  A second adjustment to the purchase price could occur in the event the consolidated net assets of Turbotec decreased by 20% or more on a dollar-for-dollar basis as of the date of the second payment.

The Company has provided an indemnification to the Buyers under Article 7 of the Purchase Agreement.  The Purchase Agreement is governed by English law.

The Company has executed and delivered separate powers of attorney granting the Buyers their respective voting rights under their respectively purchased shares in the event there is a delay in registering the transfer of ownership to the Buyers.

Item 1.02 Termination of a Material Definitive Agreement.

On April 26, 2010 the Relationship Agreement ("Relationship Agreement") dated April 28, 2006 terminated in accordance with its terms by virtue of the sale of the Shares which reduced the Company's holdings in Turbotec Products Plc below 30%.  The parties to the Relationship Agreement were:  the Company, Turbotec Products Plc, Dawnay, Day Corporate Finance Limited, and the directors of the Company:  Robert A. Lerman, John F. Ferraro, and John J. Hughes, and a now retired director of the Company, Fred H. Samuelson.

Under the terms of the Relationship Agreement, the Company and its directors had undertaken, inter alia, not to exercise their respective voting rights, except in certain circumstances, in favor of any resolution to give the board of Turbotec authority under British law to allot shares in Turbotec, or to remove or reduce any pre-emption rights that the Turbotec shareholders may have.  The Relationship Agreement contained provisions whereby Turbotec was to conduct its business independent of Thermodynetics; provided for an annual administration fee; restrictions on related party transactions; restrictions on appointments to the board of Turbotec, and mutual confidentiality and reporting undertakings.  The Relationship Agreement also contained non-competition undertakings from both the Company and the Company’s Directors.

The confidentiality undertakings survive the termination of the Relationship Agreement.  The noncompetition obligations of the Company and its directors survive for an additional 12 months.  Termination of the Relationship Agreement is without prejudice to any indemnities provided thereunder.

Section 2 - Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 26, 2010 the Company sold the Shares of Turbotec to three purchasers in a private sale.

The Buyers are identified in Item 1.01 of this report.  Other than with respect to the transaction reported herein, none of the Buyers have any relationship with the Company or any business or personal relationship with any of the officers or directors of the Company.

The purchase price and its terms are described in Item 1.01 of this report.  The purchase price was arrived at through arm's-length negotiations and was substantially based upon the market price of Turbotec shares on the AIM market in London.

The Company will retain 3,812,407 ordinary shares of Turbotec constituting approximately 29.77% of the issued and outstanding shares of Turbotec.  The Company, immediately preceding this transaction, had owned approximately 56.32% of the outstanding shares of Turbotec.

The Company will utilize the proceeds, after costs and expenses of the transaction to pay or reduce currently outstanding obligations.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Pursuant to Article 4 of the Purchase Agreement, the purchase price is subject to adjustment in favor of the Buyers as described in Item 1.01 of this report.

Article 7 of the Purchase Agreement provides for an indemnification as described in Item 1.01 of this report.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

(d)           The Purchase Agreement as Exhibit 10.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

(Registrant)
THERMODYNETICS, INC.

By:    /s/ Robert A. Lerman
Robert A. Lerman, President

Date:   April 28, 2010